Exhibit 10.1

____________________________________________________________________________________

TIVO CORPORATION

EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

(Effective July 7, 2017)

____________________________________________________________________________________

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	d.	Request for Review	12
	e.	Decision on Review	12
	f.	Denial on Review	12
	g.	Rules and Procedures	13
	h.	Exhaustion of Remedies	13
SECTION 6.	STATEMENT OF ERISA RIGHTS		13
	a.	Receive Information About Your Plan and Benefits	13
	b.	Continue Group Health Plan Coverage	14
	c.	Prudent Action by Plan Fiduciaries	14
	d.	Enforce Your Rights	14
	e.	Assistance with Your Questions	14
SECTION 7.	OTHER PLAN INFORMATION		15

ii

TIVO CORPORATION
EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
(Effective July 7, 2017)

SECTION 1.	INTRODUCTION

The TiVo Corporation Executive Severance Plan (the “Plan”) is established by TiVo Corporation (the “Company”), originally effective as of July 7, 2017 (the “Effective Date”). The Plan provides severance benefits to specified eligible executive employees of the Company, its subsidiaries, and any successor thereto by merger, consolidation or otherwise (collectively, “TiVo”).

The Plan is designed to be an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, accordingly, the Plan is governed by ERISA. This document constitutes both the official plan document and the required summary plan description under ERISA.

As of and after the Effective Date, this Plan supersedes and replaces any and all prior group severance, salary continuation, and separation pay plans, programs, arrangements, policies, procedures or practices previously sponsored by TiVo for employees who are eligible for this Plan.

SECTION 2.	ELIGIBILITY FOR BENEFITS

a.Conditions for Eligibility

You will generally be eligible for severance benefits under the Plan if you meet all of the following requirements:

i.	you are a regular, full-time employee of TiVo who is classified as an Executive Vice President (“EVP”) or Senior Vice President (“SVP”), as determined by the Company; and

ii.
you enter into a written agreement (the “Participation Notice”) signed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, General Counsel or Chief Administrative and Internal Operations Officer (or, in the event of a vacancy of such position or a change of title, the most senior position in the applicable department) or the specified delegate thereof, providing that you are eligible to participate in the Plan subject to the terms and conditions of the Participation Notice and this Plan; and

iii.	your current term of employment includes at least twelve (12) months of continuous employment at TiVo (or a predecessor thereof by corporate merger or stock acquisition); and

iv.	you have been actively at work with TiVo within the last twelve (12) months from your termination date; and

v.	you continue as a satisfactory employee until you are released by TiVo in accordance with its business needs; and

vi.	you abide by such other written terms and conditions as TiVo has established as a condition for participation in, or payment of benefits from, the Plan; and

vii.
you sign and deliver one or more agreement(s) to release claims that you may have against TiVo in a form provided by, and satisfactory to, the Company (individually, a “Release” and collectively, “Releases”) within the timeframe specified in the Release; and

viii.
you enter into an agreement, in a form approved by the Company, not to solicit any employee of TiVo during the twenty-four (24)-month period following your termination date, which agreement will be incorporated into the Release; and

ix.	you enter into a non-disparagement agreement, in a form approved by the Company, which agreement will be incorporated into the Release; and

x.	you are not in one of the excluded categories listed below.

b.Eligibility Exclusions

Regardless of whether or when you receive and execute the Participation Notice, you will not be eligible to, or will cease to be eligible to, participate in the Plan if any of the following applies:

i.	your employment terminates due to your death or disability (as determined under TiVo’s long-term disability program); or

ii.
your employment terminates for Cause, whereby solely for this purpose, “Cause” means: (i) conviction of any felony or any act of fraud, misappropriation or embezzlement that has an immediate and materially adverse effect on TiVo; (ii) engaging in a fraudulent act to the material damage or prejudice of TiVo, or engaging in conduct or activities materially damaging to the property, business or reputation of TiVo; (iii) failure to comply in any material respect with the terms of any applicable employment agreement or any written policies or directives of the Company which, if curable, has not been cured within ten (10) business days after written notice from the Company of such failure; (iv) any material act or material omission involving malfeasance or negligence in the performance of employment duties which has an immediate and materially adverse effect on TiVo and which, if curable, has not been cured within ten (10) business days after written notice from the Company; or (v) material breach of any other agreement with the Company, which, if curable, has not been cured within ten (10) business days after written notice from the Company of such breach. For the avoidance of doubt, if the Plan Administrator determines that a breach is incurable, then termination for Cause may be effected immediately. The determination by TiVo (as settlor) or, in the event that a claim is filed in accordance with the terms and conditions provided herein, by the Plan Administrator (including, the review panel, if applicable), in each case as applicable, that “Cause” exists for termination of the employment relationship shall be conclusive and binding for all purposes hereunder. Neither the later discovery of additional or different facts tending to negate such determination of “Cause,” nor any subsequent finding by any other fact finder that you did not in fact engage in conduct identified in this definition of “Cause” shall alter the finality of the determination hereunder; or

iii.	you voluntarily terminate your employment with TiVo without Good Reason, whereby solely for this purpose, “Good Reason” means the occurrence of any of the following without your consent: (i) a material diminution in your base salary other than as part of a general reduction in base salary that affects substantially all similarly situated TiVo executives in similar proportions; or (ii) a relocation of your principal place of employment to a new worksite requiring an increase in one-way commute from your primary residence of more than thirty-five (35) miles; provided, however, that the occurrence of any of the foregoing will not be Good Reason unless, within thirty (30) days of the initial occurrence, you provide written notice to the Company of the occurrence of the event, the Company fails to remedy the condition within thirty (30) days following receipt of such notice, and you resign effective within thirty (30) days after expiration of the Company’s cure period; or

iv.	you are not in the eligible classes of TiVo employees or otherwise do not meet the criteria for eligibility specified above; or

v.
you are offered a Comparable Position with an employer that is a successor to TiVo as a result of any divestiture of a subsidiary, division or business unit of TiVo for which you provided services immediately prior to the divestiture; for this purpose, you will be considered to have been offered a “Comparable Position” if the changes (if any) in terms and conditions of such position offered by the successor employer would not constitute Good Reason if such changes in terms and conditions had been unilaterally instituted by TiVo (including due to you failure to provide prompt notice of all deficiencies and reasonable opportunity to cure); or

vi.	you do not sign the Release or you revoke or disclaim such Release within the time period specified by applicable law, or such Release becomes invalid for any reason; or

vii.
you fail to tender your resignation from each officer or director position held at the Company and/or its subsidiaries and affiliates upon a request of the Company made on or after your termination date has been established; or

viii.
you fail to return all Company Property, whereby solely for this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) you created and/or received during your period of employment with TiVo and other TiVo materials and property which you have in your possession or control, including, but not limited to, files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of TiVo (and all reproductions thereof in whole or in part). As a condition to receiving benefits under this Plan, you must not retain copies, reproductions or summaries of any such documents, materials or property. However, you are not required to return your personal copies of documents evidencing your hire, termination, compensation, benefits, equity awards and any other documentation received as a stockholder of the Company.

SECTION 3.	SEVERANCE BENEFIT

a.General

If you are eligible for severance benefits under the Plan, then such severance benefits (as described in the remaining subsections of this Section 3) will begin after all of the following conditions are met: (i) you meet the eligibility requirements in Section 2 above, and (ii) your Release becomes effective and irrevocable.

b.Severance Pay

If you are eligible for severance benefits under the Plan, then you will be eligible to receive the following amount payable in cash (“Severance Pay”), less authorized deductions and applicable withholding taxes. Your Severance Pay will be payable in a lump sum, in installments or in some other form as determined by TiVo at the time of your eligibility, as described in the Release; provided, however, that the payment(s) will commence no later than thirty (30) days after all conditions for severance benefits eligibility have been satisfied and will be completed no later than twenty-four (24) months after your termination date.

Tier	Amount of Severance Pay
EVP	12 Months of Pay
SVP	6 Months of Pay

“Months of Pay,” whereby solely for this purpose, means your annual base pay in effect at the time of your termination (but, if applicable, prior to any salary reduction constituting the Good Reason precipitating your termination) divided by twelve (12). It does not include, for example and without limitation, bonuses or incentive pay, overtime, or any other compensation apart from base pay.

c.COBRA Continuation

Your participation in the group health coverage and other health benefit plans, programs and arrangements sponsored by TiVo terminates on the last day of the calendar month of your termination of employment, unless otherwise specified below.

If you are eligible, then you may elect continuation coverage of your existing group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and as provided by TiVo’s then-existing group health plans. A separate election form and notice outlining continuation coverage under COBRA will be provided to you, as an eligible employee (and/or your eligible dependent(s)) who is eligible for COBRA continuation coverage, and must be timely returned if you (and/or your eligible dependent(s)) wish to enroll in COBRA continuation coverage.

If you elect COBRA medical, dental, vision, and Employee Assistance Program (EAP) coverage and TiVo continues to maintain a group health plan, then TiVo will be responsible for paying the full premium cost to continue the then-applicable medical, dental, vision, and EAP coverage for you (and your eligible dependents) under COBRA until the earlier to occur of: (1) the exhaustion of the period beginning on the first day of the calendar month on or after your benefits under the Plan commence and continuing for twelve (12) full months for EVP eligible employees and six (6) full months for SVP eligible employees, or (2) you (or your dependent(s)) become COBRA ineligible (the “Coverage Period”). Notwithstanding the foregoing, in the event that TiVo determines that such COBRA premium payment could result in adverse tax treatment to TiVo or you under applicable law, TiVo may instead provide you with payments during the Coverage Period equivalent in value to the COBRA premiums otherwise payable by TiVo hereunder, but without regard as to whether you (or your eligible dependents) continue group health coverage under TiVo’s group health plan.

d.Outplacement Benefits

TiVo will reimburse you, or pay directly, the costs of individual or group career transition outplacement services, the scope and provider of which shall be selected by the Company, commensurate with your position level for the same time period for which you are awarded Severance Pay, that is, EVP eligible employees will receive twelve (12) months of outplacement services and SVP eligible employees will receive six (6) months of outplacement services.

e.Effect of Reemployment on Severance Pay: Repayment and Forfeiture

If you are rehired by TiVo as a regular employee after you have received all or a portion of your Severance Pay, a portion of your Severance Pay may have to be repaid. The amount of any required repayment is based on the length of time between your termination and rehire dates, and the number of months of Severance Pay you received. To determine whether repayment is required, add the number of full Months of Pay to your termination date to determine a “cutoff date.” If the rehire date is on or after the cutoff date, no repayment is required. If the rehire date is before the cutoff date, the required repayment from Severance Pay that you have already been paid is equal to the amount of Severance Pay that is attributable to the period between your rehire date and the cutoff date.

For example, if a SVP terminates on Friday, June 29, 2018, his/her cutoff date would be Friday, December 28, 2018. If such SVP is rehired after Friday, December 28, 2018, no repayment would be required. On the other hand, if such SVP was rehired on September 28, 2018, he/she would be required to repay three (3) Months of Pay.

In addition, if you received severance benefits (including Severance Pay) and are reemployed by TiVo within a number of months following your termination that is less than the total number of months of Severance Pay that you have received under the Plan, then the unpaid portion of your severance benefits under the Plan will be forfeited. In other words, you will not receive whatever portion of your severance benefit has not been paid at the time you are reemployed.

f.Effect of Death on Severance Benefits

If you, as an otherwise eligible employee, die after your employment has terminated, but before you have received full payment of your Severance Pay, the unpaid portion of your Severance Pay will be paid to your surviving spouse or, if there is no surviving spouse, to your estate. If payment is to be made to your estate and it is a “small estate” that may be collected or transferred by affidavit under California Probate Code Section 13100, et seq. (or under similar laws of another state providing for the transfer of a small estate without probate administration), then the Plan Administrator may distribute the payment pursuant to such state law in accordance with procedures established by the Plan Administrator. If you die after your employment has terminated, all further benefits under the Plan other than Severance Pay (including, but not limited to, COBRA continuation and outplacement) will be forfeited.

g.Effect of Breaches on Severance Benefits

Your right to receive unpaid severance benefits provided under this Plan shall terminate immediately and you shall be obligated to return, and the Company shall have a right of recovery of, any benefits already received under this Plan within twenty (20) business days if, without the prior written approval of the Company:

i.	you willfully breach a material provision of your Proprietary Information, Inventions and Ethics Agreement with TiVo; or

ii.
you fail to reasonably cooperate (including, but not limited to, meeting with the Company’s counsel to prepare for any discovery, mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness) with TiVo in the investigation, defense or prosecution of any claims or actions against or on behalf of TiVo at any time during the twelve (12)-month period after your termination from TiVo, except in the case of a third party proceeding in which you are a named party and have not yet entered into a joint defense agreement with TiVo and provided that TiVo must reimburse you for reasonable out-of-pocket expenses that you may incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation); or

iii.	you willfully breach the Release at any time.

h.Benefits Offsets; Anti-Duplication

The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of your involuntary termination of employment, including, without limitation, the obligations of TiVo (or its affiliates) under the Federal Worker Adjustment and Retraining Notification (“WARN”) Act or a similar state law (collectively, the “WARN Act”). In the event that an eligible employee’s termination is deemed covered by the WARN Act, then the benefits payable under the Plan shall be reduced and offset (but not below zero (0)) by an amount equal to up to sixty (60)-days’ pay and benefits if such amounts are required to be paid by TiVo to the employee under the WARN Act (including, without limitation, for any period of advance notice of termination under the WARN Act). In the event that the severance benefits hereunder are used to satisfy such statutory obligation(s), then the consideration for the Release will also be reduced accordingly. The Plan Administrator shall construe and interpret the terms and conditions of the Plan in order to comply with such intention.

Notwithstanding any other provision of the Plan, all severance benefits shall be reduced by any applicable federal, state, or local tax withholdings and any applicable payroll deductions, as required and/or permitted by law. If you are indebted to TiVo at your termination date, then TiVo reserves the right to offset any severance benefits payable under the Plan by the amount of such indebtedness to the extent permitted by law (but not below one dollar ($1.00)).

All other group severance, separation pay, and salary continuation plans, arrangements, practices, policies or agreements otherwise applicable to an eligible employee who has received a Participation Notice are expressly superseded by this Plan.

All other individual severance, separation pay, and salary continuation arrangements or agreements otherwise applicable to an eligible employee that were effective on or prior to the date such eligible employee properly executes and timely returns a Participation Notice are expressly superseded by this Plan, except to the extent specifically set forth in such Participation Notice. All other individual severance, separation pay, and salary continuation arrangements or agreements otherwise applicable to an eligible employee that are adopted after the date that eligible employee properly executes and timely returns a Participation Notice are expressly superseded by this Plan, except to the extent specifically set forth in such other plan, arrangement, practice, policy or agreement.

i.Golden Parachute Limitation

In the event that the severance and other benefits provided to your under this Plan or otherwise payable to you (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this Section 3(i), would be subject to the excise tax imposed by Code Section 4999, then your benefit under this Plan will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Code Section 4999 as determined by the Company, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999.

j.No Duty to Mitigate; Benefits Cessation

Except as otherwise set forth in Section 3(e) of this Plan, you are not required to mitigate the receipt of benefits under this Plan; however, if you commence new employment within the time period in which you are entitled to benefits under this Plan, all benefits under Sections 3(b)-(d) of this Plan shall cease on the later of (i) the date as of which fifty percent (50%) of your Severance Pay has been paid or (ii) the date you commence new employment (including, but not limited to, employment at a successor employer not offering a Comparable Position).

SECTION 4.	GENERAL INFORMATION

a.Non-Alienation of Benefits

To the fullest extent permitted by law, no Plan benefit may be made subject to anticipation, alienation, sale transfer assignment, pledge, encumbrance or charge, and any attempt to do so will be void.

b.Applicable Law and Venue

The Plan will be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California (other than the choice of law principles). Any claim that you may have relating to or arising under the Plan may only be brought in the U.S. District Court for the Northern District of California. No other court is a proper venue for your claim. The U.S. District Court for the Northern District of California will have personal jurisdiction over you and any other participant or beneficiary named in the action.

c.Plan Sponsor and Plan Administrator

The Company is the “Plan Sponsor” and the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) is the “Plan Administrator” of the Plan, as such terms are used in ERISA.

d.Administrative Power and Responsibility

The Company, as the Plan Sponsor (serving in a settlor capacity), has sole and absolute discretionary authority to administer and interpret the Plan, including, without limitation, discretionary authority to determine eligibility for participation (including, without limitation, whether such termination of employment is without Cause or for Good Reason, what constitutes a Comparable Position, the effective date of employment termination, any extension of the date of employment termination, and the number of Releases and related payments utilized per eligible employee) and for benefits under the Plan, the amount of benefits (if any) payable per eligible employee, and to interpret ambiguous terms. Any authorized delegate acting on behalf of the Plan Sponsor or assignee shall have sole and absolute discretionary authority to carry out the Plan Sponsor’s delegated duties. Any determination by the Plan Sponsor (or its authorized delegate) shall be conclusive and binding on all persons.

The Compensation Committee, as the Plan Administrator, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Plan Administrator has the sole and absolute discretion to adopt rules, regulations, interpretations and computations under the Plan, including, without limitation, discretionary authority to determine eligibility for participation (including, without limitation, whether such termination of employment is without Cause or for Good Reason, what constitutes a Comparable Position, the effective date of employment termination, any extension of the date of employment termination, and the number of Releases and related payments utilized per eligible employee) and for benefits under the Plan, the amount of benefits (if any) payable per eligible employee, and to interpret ambiguous terms. The Plan Administrator may take any action to administer the Plan as it may deem appropriate in its sole and absolute discretion. Such rules, regulations, interpretations, computations and other actions are conclusive and binding upon all persons. The Plan Administrator may, in its sole and absolute discretion, authorize severance benefits in an amount different from the guideline amount set forth above, as well as waive or modify, with respect to an employee or one or more classes of employees, the eligibility requirements for severance benefits or modify the method for calculating severance benefits for any employee or group or class of employees. The Plan Administrator may engage other persons or organizations to provide advice or perform services with respect to its responsibilities under the Plan. Notwithstanding anything to the contrary in this Plan, no benefits shall be paid under this Plan unless the Plan Administrator (or its authorized delegate) or the review panel determines that the claimant is entitled to them, and the Compensation Committee (or its authorized delegate) and the review panel shall have the sole and absolute discretionary authority to make all determinations under the Plan and their determinations shall be conclusive and binding on all persons.

e.Performance of Responsibilities

The responsibilities of the Company under the Plan will be carried out on its behalf by its directors, officers, employees and agents, acting on behalf of the Company in their capacity as directors, officers employees and agents. The Company, as Plan Sponsor, and the Compensation Committee, as Plan Administrator, may delegate any of its fiduciary or settlor responsibilities, respectively, under the Plan to another person or entity pursuant to a written instrument that specifies the responsibilities that are delegated to such person or entity.

f.Basis of Payments to and from the Plan

When severance benefits are due, they will be paid from the general assets of the Company. The expenses of operating and administering the Plan shall be borne entirely by the Company. As previously stated, this Plan is intended to be an “employee welfare benefit plan” under ERISA and not an “employee pension benefit plan” under ERISA. Therefore, the following additional restrictions shall apply to the maximum severance amount: (i) in no event shall the total amount of benefits exceed two (2) times your annual compensation during the year immediately preceding your termination date, and (ii) all payments under the Plan shall be paid within twenty-four (24) months of your termination date.

g.Compliance with Code Section 409A

To the maximum extent possible, this Plan is intended to qualify as a “separation pay plan” under Treasury Regulations Section 1.409A-1(b)(9), and the payments hereunder are intended to be exempt from the definition of “deferral of compensation” pursuant to the exemption for short-term deferrals under Treasury Regulations Section 1.409A-1(b)(4) and/or the exemption for separation pay due to involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii). To the extent that any payment hereunder does not meet an exemption from Code Section 409A, then this Plan is intended to comply with the applicable requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner that is consistent with the foregoing intent.

Notwithstanding any provision in the Plan to the contrary, references to your termination of employment shall be interpreted to require that you have a “separation from service” with TiVo,

as such term is defined in regulations under Code Section 409A. To the extent that severance benefits may be paid in multiple installments, each installment of severance benefits shall for all purposes of Code Section 409A be treated as a separate payment. To the extent that any expense reimbursements or the provision of any in-kind benefits under the Plan are determined to be subject to Code Section 409A (including, without limitation, any exemptions thereto), the amount of any such expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year (except for any aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent you are a “specified employee” within the meaning of Code Section 409A at the time of your separation (other than due to death), then any payments or benefits under the Plan that are treated as nonqualified deferred compensation for purposes of Code Section 409A and that are otherwise payable within the first six (6) months following your separation from service, will first become payable on the earlier of: (i) the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service, and (ii) your date of death. In any case where your separation from service and the date by which you are required to deliver a Release fall in two (2) separate taxable years, any severance benefits required to be provided to you that are conditioned on the effectiveness of a Release and are treated as nonqualified deferred compensation for purposes of Code Section 409A will be paid in the later taxable year. Any benefits delayed as a result of either of the two preceding sentences shall be provided to you in a lump sum (without interest) as soon as reasonably practicable after becoming payable, and any remaining severance benefits due under this Plan shall be provided in accordance with the time and form of payment otherwise provided for such benefits herein.

h.Severability

If any provision of this Plan, or the application thereof to any individual or circumstance, is deemed invalid or unenforceable by a court of competent jurisdiction, then the remainder of the Plan or the application of such term or provision to individuals or circumstances will be valid and enforceable to the fullest extent permitted by law. Furthermore, TiVo intends that this Plan and the terms thereof shall apply to all eligible employees regardless of whether such eligible employees are subject to, and inure the benefits of, ERISA.

i.Plan Termination or Amendment

The Plan shall remain in full force and effect until December 31, 2018; thereafter, the Compensation Committee may terminate the Plan at any time for any reason with or without notice. The Compensation Committee may prospectively amend the Plan at any time for any reason with or without notice; provided, however, that, except pursuant to the immediately preceding sentence, no amendment of the Plan may materially impair the rights or benefits of any TiVo employee who has received a Participation Notice without the consent of the affected employee.

No agent or employee other than a duly authorized officer of the Company has the authority to change or waive any provision of the Plan. Because the provisions of the Plan are intended to serve as mere guidelines for the payment of severance benefits under certain prescribed circumstances, it is neither intended that, nor shall, any employee obtain any vested right to severance benefits.

j.No Right to Employment

No provision of this Plan is intended to alter the at-will nature of your employment, provide you or any other employee with any right to continue employment with TiVo or affect TiVo’s right, which right is hereby expressly reserved, to terminate the employment of any individual for any reason, at any time, with or without advance notice, and with or without cause.

SECTION 5.	CLAIM AND REVIEW PROCESS

a.Applications for Benefits and Inquiries

If you (or your beneficiary or authorized representative) believe that you are incorrectly denied a benefit or have not received the proper benefit under the Plan, then you may submit a signed, written application to the Plan Administrator within ninety (90) days of the expiration date of the revocation period for the Release mandated by federal or state law, as applicable.

b.Denial of Claims

If an application for benefits is denied in whole or in part, the Plan Administrator will provide the applicant with written or electronic notice of such denial and of the right to a review of the claim. Such written or electronic notice will explain, in a manner calculated to be understood by the applicant, the specific reasons for the denial, references to the specific Plan provisions on which the denial is based, a description of any information or material necessary to perfect the application, an explanation of why such material is necessary, an explanation of the Plan’s review procedure and the time limits applicable to such procedures, and a statement of the applicant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on review. Such written or electronic notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time of up to an additional ninety (90) days for processing the application. If such an extension of time for processing is required, written or electronic notification of the extension will be provided to the applicant prior to the termination of the initial ninety (90)-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. The applicant will be permitted to appeal such denial in accordance with the procedures described in Section 5(d) below.

c.Review Panel

The Plan Administrator may appoint a “review panel,” consisting of three (3) individuals who may (but need not) be employees of TiVo. The review panel will be the named fiduciary that has the authority to act with respect to any appeal from an initial denial of benefits.

d.Request for Review

An individual whose application is denied in whole or in part under Section 5(b), or such person’s duly authorized representative, may appeal from such denial by submitting a request for a review of the application to the review panel within sixty (60) days after receiving written or electronic notice of such denial from the Plan Administrator. A request for review must be in writing and must be addressed as follows: “Review Panel Under the TiVo Corporation Executive Severance Plan, TiVo Corporation, 2160 Gold Street, San Jose, CA 95002.” A request for review must provide all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant deems pertinent. The review panel may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate to review the application. The review panel will provide the applicant with the opportunity to submit written comments, documents, records and other information relating to the application. The Plan Administrator will provide to the applicant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the application (except to the extent such items are legally or otherwise privileged).

e.Decision on Review

The review panel’s determination will take into account all comments, documents, records, and other information that the applicant has submitted without regard to whether such information was submitted or considered in the initial benefit determination. The review panel will provide the applicant with written or electronic notification of its decision within a reasonable period of time, but not later than sixty (60) days after receiving the review request, unless special circumstances require an extension of time for reviewing the request, up to an additional sixty (60) days. If such an extension for review is required, written or electronic notification of the extension will be provided to the applicant within the initial sixty (60)-day period. The notice of extension will indicate the special circumstances requiring the extension of time and the date by which the review panel expects to render a decision. If an extension of time is required due to the applicant’s failure to submit information necessary to review the application, the period of time that the review panel has to review the application will be tolled from the date on which the notice of the extension is sent to the applicant until the date on which the applicant responds to the request for additional information.

f.Denial on Review

In the event that the review panel confirms the denial of the application in whole or in part, the notice will explain, in a manner calculated to be understood by the applicant, the specific reasons for the denial, references to the specific Plan provisions on which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the application (except to the extent such items are legally or otherwise privileged), and a statement of the applicant’s right to bring an action under ERISA Section 502(a).

g.Rules and Procedures
The review panel will establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under the Plan. A communication, statement, or notice addressed to you at your last known mailing address as filed with the Plan Administrator and/or the Company will be binding on you for all purposes under the Plan, and neither the Company, nor the Plan Administrator shall be obligated to conduct any further search to determine how you may be contacted.

h.Exhaustion of Remedies

If the Plan Administrator (including, without limitation, the review panel) denies your appeal in whole or part, then the Plan Administrator will provide you with an explanation of the subsequent denial, this explanation will include a statement regarding your right to bring a civil action under ERISA Section 502(a). Notwithstanding anything to the contrary in the Plan, no legal action for benefits under the Plan may be brought unless and until an applicant: (i) has submitted a written application for benefits in accordance with Section 5(a); (ii) has received written or electronic notification from the Plan Administrator that the application is denied in accordance with Section 5(b); (iii) has filed a written request for a review of the application in accordance with Section 5(d); and (iv) has received written or electronic notification that the review panel has affirmed the denial of the application in accordance with Section 5(f). In addition, no action in law or equity shall be brought more than one (1) year after the Plan Administrator’s (including, without limitation, the review panel’s) affirmation of a denial of the claim or, if earlier, more than four (4) years after the facts or events giving rise to the claimant’s allegation(s) or claim(s) first occurred under the Plan. Nothing in this Section or in the Plan is intended to or shall be deemed to waive or otherwise invalidate any statutes of limitations.

SECTION 6.	STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

a.Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series)(if any) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) (if any), and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report (if required to be filed). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report (if filed).

b.Continue Group Health Plan Coverage

Please note that this summary plan description does not address the rules governing your COBRA continuation coverage rights - such rules can be found in the summary plan description and the documents governing the group health plan.

c.Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants (and their beneficiaries). No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

d.Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report (if any) from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

e.Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 7.	OTHER PLAN INFORMATION

Name of Plan:	TiVo Corporation Executive Severance Plan
Plan Sponsor:	TiVo Corporation 2160 Gold Street San Jose, CA 95002
Employer Identification Number:	61-1793262
Plan Number:	505
Effective Date:	July 7, 2017
Plan Administrator:	TiVo Corporation 2160 Gold Street San Jose, CA 95002
Agent for Service of Legal Process:	Service of legal process may be made on the Plan or the Plan Administrator by serving the General Counsel c/o TiVo Corporation, 2160 Gold Street, San Jose, CA 95002
Plan Costs:	Paid entirely from the general assets of TiVo Corporation (or a successor thereto)
Type of Plan:	Employee welfare benefit plan